Exhibit 99.1

DigitalGlobe Reports Fourth Quarter and Full Year 2014 Results

Revenue Up 9%

EPS of $0.14

Record EBITDA of $93 Million Delivers 50% Margin

Longmont, Colorado, February 26, 2015 — DigitalGlobe, Inc. (NYSE: DGI), a leading global provider of commercial high-resolution earth observation and advanced geospatial solutions, today reported financial results for the full year and quarter ended December 31, 2014.

Fourth Quarter Financial Summary:

•                  Revenue increased 9.4% to $185.7 million.

•                  Net income was $12.2 million.

•                  Net income available to common shareholders was $10.7 million, or $0.14 per diluted share.

•                  U.S. Government revenue increased 17.8% to $114.4 million.

•                  Diversified Commercial revenue decreased (1.8)% to $71.3 million, due to a $5.8 million year over year decline in Russia.

•                  EBITDA was $92.9 million, yielding a margin of 50.0%.

•                  Free cash flow was $49.5 million, yielding a free cash flow margin of 26.7%.

Full Year Financial Summary:

•                  Revenue increased 6.8% to $654.6 million.

•                  Net income was $18.5 million.

•                  Net income available to common shareholders was $13.9 million, or $0.18 per diluted share.

•                  U. S. Government revenue increased 10.4% to $395.3 million.

•                  Diversified Commercial revenue increased 1.8% year over year to $259.3 million.

•                  EBITDA was $271.0 million, yielding a margin of 41.4%.

•                  Adjusted EBITDA was $286.2 million, yielding a margin of 43.7%.

Recent Operational Highlights:

•                  The company began recognizing revenue from the EnhancedView Service Level Agreement at an increased annualized rate of $337.1 million, or $84.3 million per quarter, effective October 1 as a result of the successful launch and commissioning of WorldView-3.

•                  In December, DigitalGlobe extended the useful lives of its WorldView-1 and WorldView-2 satellites by 24% and 18%, respectively, to 13 years for each.

•                  In January, DigitalGlobe announced that Gary W. Ferrera will become the company’s Executive Vice President and Chief Financial Officer on March 2, 2015.

•                  In December, the company increased its share repurchase authorization from $75 million to $205 million. In the fourth quarter, the company repurchased 2,230,879 shares of its stock for $60.1 million at an average price of $26.92. For the full year, the company repurchased 2,726,749 shares of its stock for $75.1 million at an average price of $27.53.

“2014 was a milestone year for DigitalGlobe, as we marked our transition from a period of investment in building the world’s leading earth observation capability to a new era of growth, margin expansion, free cash flow and improving returns,” said Jeffrey R. Tarr, CEO of DigitalGlobe. “In 2015, we will accelerate growth through increased capacity and new product offerings that leverage our data, analytics and unique geospatial information capabilities. We will also remain keenly focused on driving operating efficiencies in order to both invest in growth and return capital to shareowners.”

2015 Outlook:

•                  Revenue in a range of $725 million to $750 million.

•                  Adjusted EBITDA in a range of $355 million to $375 million.

•                  Capital expenditures of approximately $110 million.

Conference Call Information:

DigitalGlobe’s management will host a conference call today, February 26, 2015 at 5 p.m. ET to discuss its 2014 fourth quarter and full year financial and operating results.

The conference call dial-in numbers are as follows:

U.S./Canada dial-in: (855) 212-2368

International dial-in: (315) 625-6886

Passcode: 85114621

A replay of the call will be available through March 25, 2015 at the following numbers:

U.S./Canada dial-in: (855) 859-2056

International dial-in: (404) 537-3406

Passcode: 85114621

DigitalGlobe will also sponsor a live and archived webcast of the conference call on the Investor Relations portion of its website. Click here to directly access the live webcast.

Supplemental earnings materials, including conference call slides and management scripts, are available on the Investor Relations section of the company’s website at www.digitalglobe.com.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

DigitalGlobe is a registered trademark of DigitalGlobe.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein and in other of our reports, filings, and public announcements may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss, reduction or change in terms of any of our primary contracts or decisions by customers not to exercise renewal options; the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); the risk that U.S. government sanctions against specified companies and individuals in Russia may limit our ability to conduct business with potential or existing customers; the risk that the anticipated benefits and synergies from the strategic combination of the company and GeoEye, Inc. cannot be fully realized or may take longer to realize than expected; the outcome of pending or threatened litigation; the loss or impairment of any of our satellites; delays in the construction and launch of any of our satellites or our ability to achieve and maintain full operational capacity of all our satellites; delays in implementation of planned ground system and infrastructure enhancements; loss or damage to the content contained in our imagery archives; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition, including possibly from companies with substantial financial and other resources and services, that may reduce our market share or cause us to lower our prices; our inability to fully integrate acquisitions or to achieve planned synergies; changes in satellite imaging technology; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. or foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company; and other important factors, all as described more fully in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward looking statements.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income as indications of financial performance or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

EBITDA and Adjusted EBITDA are key measures used in our internal operating reports by management and our Board of Directors to evaluate the performance of our operations and are also used by analysts,

investment banks and lenders for the same purpose. EBITDA, excluding certain acquisition costs, is a measure being used as a key element of the company-wide bonus incentive plan.

We believe that the presentation of EBITDA and Adjusted EBITDA enables a more consistent measurement of period to period performance of our operations and facilitates comparison of our operating performance to companies in our industry. We believe that EBITDA and Adjusted EBITDA measures are particularly important in a capital intensive industry such as ours, in which our current period depreciation is not a good indication of our current or future period capital expenditures. The cost to construct and launch a satellite and to build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, our QuickBird satellite, which became fully depreciated during 2014, cost significantly less than our WorldView-1, WorldView-2, and WorldView-3 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellites.

EBITDA excludes interest income, interest expense and income taxes because these items are associated with our capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements.

Adjusted EBITDA further adjusts EBITDA to exclude the loss on the early extinguishment of debt and the loss on abandonment of asset because these are not related to our primary operations. Additionally, it excludes restructuring costs, acquisition costs and integration costs as these are non-core items. Restructuring costs are costs incurred to realize efficiencies from the acquisition with GeoEye, such as reducing excess workforce, consolidating facilities and systems, and relocating ground terminals. Acquisition costs are costs incurred to effect the acquisition, such as advisory, legal, accounting, consulting and other professional fees. Integration costs consist primarily of professional fees incurred to assist us with system and process improvements associated with integrating operations. Loss on early extinguishment of debt is related to entering into the seven-year $550.0 million Senior Secured Term Loan Facility and a five-year $150.0 million Senior Secured Revolving Credit Facility and issuing the $600.0 million of 5.25% Senior Notes due 2021, the proceeds of which were used to refinance our $500.0 million senior secured term loan and $100.0 million senior secured revolving credit facility, and to fund the discharge and redemption of GeoEye’s $525.0 million senior secured notes that we assumed in the acquisition.

We use EBITDA and Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of our overall assessment of our performance and we do not place undue reliance on these non-U.S. GAAP measures as our only measures of operating performance. EBITDA and Adjusted EBITDA should not be considered as substitutes for other measures of financial performance reported in accordance with U.S. GAAP.

Free Cash Flow. Free cash flow is defined as net cash provided by operating activities ($76.3 million in the fourth quarter of 2014) less net cash flows used in investing activities ($26.8 million in the fourth quarter of 2014) (excluding acquisition of businesses, net of cash acquired, which were $0.0 in the fourth quarter of 2014). Free cash flow is not a recognized term under U.S. GAAP and may not be defined similarly by other companies. Free cash flow should not be considered an alternative to “operating income (loss),” “net income (loss),” “net cash flows provided by (used in) operating activities” or any other measure determined in accordance with

U.S. GAAP. Since free cash flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most comparable U.S. GAAP measure — “net cash flows provided by (used in) operating activities” because it provides information about the amount of cash generated after acquisitions of businesses that is then available to repay debt obligations, make investments, fund acquisitions, and for certain other activities. There are limitations to using non-U.S. GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from ours.

FINANCIAL TABLES TO FOLLOW

DigitalGlobe, Inc.

Consolidated Statements of Operations

	For the three months ended		For the twelve months ended
	December 31,		December 31,
(in millions, except per share data)	2014	2013	2014	2013
Revenue	$185.7	$169.7	$654.6	$612.7
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	38.9	40.4	160.4	175.3
Selling, general and administrative	54.3	52.4	221.5	257.3
Depreciation and amortization	65.6	59.1	238.5	224.8
Restructuring charges	—	3.1	1.1	40.1
Loss on abandonment of asset	—	—	1.2	—
Income (loss) from operations	26.9	14.7	31.9	(84.8)
Loss from early extinguishment of debt	—	—	—	(17.8)
Other income (expense), net	0.4	(0.3)	0.6	0.2
Interest (expense) income, net	(7.1)	0.1	(7.1)	(3.4)
Income (loss) before income taxes	20.2	14.5	25.4	(105.8)
Income tax (expense) benefit	(8.0)	0.6	(6.9)	37.5
Net income (loss)	12.2	15.1	18.5	(68.3)
Preferred stock dividends	(1.0)	(1.0)	(4.0)	(3.6)
Net income (loss) less preferred stock dividends	11.2	14.1	14.5	(71.9)
Income allocated to participating securities	(0.5)	(0.5)	(0.6)	—
Net income (loss) available to common stockholders	$10.7	$13.6	$13.9	$(71.9)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.14	$0.18	$0.19	$(1.00)
Diluted earnings (loss) per share	$0.14	$0.18	$0.18	$(1.00)
Weighted average common shares outstanding:
Basic	74.4	74.7	74.9	71.8
Diluted	75.1	76.0	75.9	71.8

DigitalGlobe, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the three months ended		For the twelve months ended
	December 31,		December 31,
(in millions)	2014	2013	2014	2013
Net income (loss)	$12.2	$15.1	$18.5	$(68.3)
Depreciation and amortization	65.6	59.1	238.5	224.8
Interest expense, net	7.1	(0.1)	7.1	3.4
Income tax expense (benefit)	8.0	(0.6)	6.9	(37.5)
EBITDA	92.9	73.5	271.0	122.4
Loss on abandonment of asset	—	—	1.2	—
Loss from early extinguishment of debt	—	—	—	17.8
Restructuring charges (1)	—	3.1	1.1	40.1
Integration costs (1)	—	6.1	12.9	29.2
Acquisition costs (1)	—	—	—	20.6
Adjusted EBITDA	$92.9	$82.7	$286.2	$230.1

(1)         Restructuring, acquisition and integration costs consist of non-recurring charges related to the combination with GeoEye.

EBITDA margin is calculated by dividing EBITDA by U.S. GAAP revenue. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by U.S. GAAP revenue. We have not provided a reconciliation of our Adjusted EBITDA or Adjusted EBITDA margin outlook to the comparable forward-looking U.S. GAAP financial measures because we are unable to provide a forward-looking estimate of the reconciling items between such non-U.S. GAAP forward-looking measures and the comparable forward-looking U.S. GAAP measures. Certain factors that are materially significant to our ability to estimate these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation to the comparable forward-looking U.S. GAAP measures is not available without unreasonable effort.

DigitalGlobe, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
(in millions, except par value)	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$117.8	$229.1
Restricted cash	2.3	6.9
Accounts receivable, net of allowance for doubtful accounts of $0.5 and $2.4, respectively	133.6	116.3
Short-term deferred contract costs	9.1	10.0
Prepaid and current assets	22.6	23.8
Deferred taxes	24.1	5.9
Total current assets	309.5	392.0
Property and equipment, net of accumulated depreciation of $1,095.5 and $880.6, respectively	2,174.7	2,177.5
Goodwill	484.5	459.3
Intangible assets, net of accumulated amortization of $19.5 and $8.7, respectively	43.0	39.9
Aerial image library, net of accumulated amortization of $46.1 and $41.3, respectively	4.3	9.1
Long-term restricted cash	4.0	4.5
Long-term deferred contract costs	41.8	44.9
Other assets	33.4	38.6
Total assets	$3,095.2	$3,165.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4.4	$20.9
Current portion of long-term debt	5.5	5.5
Other accrued liabilities	62.2	80.3
Current portion of deferred revenue	91.0	81.3
Total current liabilities	163.1	188.0
Deferred revenue	335.1	374.6
Long-term debt, net of discount	1,132.1	1,137.1
Long-term deferred tax liability, net	101.9	80.0
Other liabilities	9.5	2.8
Total liabilities	$1,741.7	$1,782.5
STOCKHOLDERS’ EQUITY
DigitalGlobe, Inc. stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 0.08 shares authorized; 0.08 shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock; $0.001 par value; 250.0 shares authorized; 76.1 shares issued and 73.2 shares outstanding at December 31, 2014 and 75.5 shares issued and 75.3 shares outstanding at December 31, 2013	0.2	0.2
Treasury stock, at cost; 2.9 shares at December 31, 2014 and 0.2 shares at December 31, 2013	(80.1)	(3.5)
Additional paid-in capital	1,484.0	1,457.5
Accumulated deficit	(52.4)	(70.9)
Total DigitalGlobe, Inc. stockholders’ equity	1,351.7	1,383.3
Noncontrolling interest	1.8	—
Total stockholders’ equity	1,353.5	1,383.3
Total liabilities and stockholders’ equity	$3,095.2	$3,165.8

DigitalGlobe, Inc.

Consolidated Statements of Cash Flows

	For the year ended December 31,
(in millions)	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18.5	$(68.3)	$39.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	238.5	224.8	114.6
Amortization of aerial image library, deferred contract costs and lease incentive	14.7	16.9	17.9
Non-cash stock-based compensation expense, net of capitalized stock-based compensation expense	18.1	23.0	9.2
Excess tax benefit from share-based compensation	(3.0)	—	—
Amortization of debt issuance costs and accretion of debt discount, net of capitalized interest	1.9	3.6	3.7
Write-off of debt issuance costs and debt discount	—	12.8	—
Deferred income taxes	6.7	(31.4)	17.2
Loss on disposal of assets and other	1.1	(0.3)	1.0
Changes in working capital, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable, net	(14.7)	(10.4)	(16.3)
Deferred contract costs	(7.2)	(19.1)	(0.5)
Other current and non-current assets	2.0	(2.2)	(10.4)
Accounts payable	(23.1)	0.1	0.9
Accrued liabilities	4.2	(37.5)	14.6
Deferred revenue	(32.8)	14.1	73.6
Cash fees paid for early extinguishment of long-term debt and debt discount	—	(13.8)	—
Net cash flows provided by operating activities	224.9	112.3	264.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress additions	(222.2)	(273.8)	(210.7)
Property and equipment additions	(11.8)	(13.3)	(10.7)
Acquisition of businesses, net of cash acquired	(35.7)	(524.0)	—
Decrease in restricted cash	5.1	16.6	5.4
Net cash flows used in investing activities	(264.6)	(794.5)	(216.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	1,150.0	—
Repayment of debt	(5.5)	(485.3)	(5.0)
Payment of debt issuance costs	—	(36.2)	—
Repurchase of common stock	(75.1)	—	—
Proceeds from exercise of stock options	11.1	39.6	4.2
Preferred stock dividend payment	(4.0)	(3.0)	—
Excess tax benefit from share-based compensation	3.0	—	—
Principal payments on capital lease obligations	(1.1)	—	—
Net cash flows (used in) provided by financing activities	(71.6)	665.1	(0.8)
Net (decrease) increase in cash and cash equivalents	(111.3)	(17.1)	47.7
Cash and cash equivalents, beginning of period	229.1	246.2	198.5
Cash and cash equivalents, end of period	$117.8	$229.1	$246.2
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized amounts of $49.5, $38.1 and $24.4, respectively	$—	$—	$5.4
Cash paid (refunded) for income taxes	(11.0)	13.9	1.5
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Changes to non-cash property, equipment and construction in progress accruals, including interest	$16.5	$(12.9)	$9.0
Additions to capital lease obligations	(3.1)	(0.9)	—
Issuance of shares of common and convertible preferred stock for acquisition of business	—	837.8	—
Stock-based compensation awards issued in acquisition of business, net of income taxes	—	13.4	—
Non-cash preferred stock dividend accrual	(1.0)	(1.0)	—

# # #

Contacts

Investor Contact: David Banks (303) 684-4210 ir@digitalglobe.com	Media Contact: Nancy Coleman (303) 684-1674 nancy.coleman@digitalglobe.com